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                                                                  Exhibit (a)(8)

             SECURITY CAPITAL REAL ESTATE MUTUAL FUNDS INCORPORATED

                             ARTICLES SUPPLEMENTARY

     Security Capital Real Estate Mutual Funds Incorporated, a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Under a power contained in Article FIFTH, Section A(b) of the charter of the Corporation (the "Charter") and pursuant to Sections 2-105(a)(9) and 2-208 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation (the "Board"), by resolutions duly adopted at a meeting held on June 2, 2004, reclassified 50,000,000 authorized but unissued shares of its stock, undesignated as to class, as shares of Security Capital U.S. Real Estate Shares - Class I, par value $0.01 per share, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of shares of the Corporation's Common Stock, $.01 par value per share, as set forth in Article FIFTH of the Charter and in any other provisions of the Charter relating to stock of the Corporation generally.

     SECOND: Fifty million (50,000,000) of the Corporation's authorized but unissued shares of stock, undesignated as to class, have been reclassified by the Board under the authority granted to it in the Charter.

     THIRD: All of the Corporation's previously issued and outstanding 50,000,000 shares of its Security Capital European Real Estate Shares, $.01 par value per share, having been redeemed or otherwise acquired by the Corporation, have returned to the status of authorized and unissued shares, without designation as to class, as provided in the Charter.

     FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 29th day of June, 2004.

ATTEST:                                 SECURITY CAPITAL REAL ESTATE
                                           MUTUAL FUNDS INCORPORATED


/s/ Michael J. Heller                   By: /s/ Anthony R. Manno, Jr.
-------------------------------             ------------------------------------
Michael J. Heller                           Anthony R. Manno, Jr.
Assistant Secretary                         President